Exhibit 99.1

deCODE genetics Announces Full-year 2007 Financial Results

Reykjavik, ICELAND, March 12, 2008 — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter and year ended December 31, 2007.  A conference call to discuss the year’s results and operating highlights will be webcast live tomorrow, Thursday, March 13, at 8:00am EDT/12 noon GMT (details below).

Net loss for the year ended December 31, 2007 was $95.5 million, compared to $85.5 million for the full year 2006.  Basic and diluted net loss per share was $1.57 for the full year 2007, compared to $1.49 for the full year 2006.  At the close of 2007, the company had approximately 61.7 million shares outstanding.

Revenue for the year ended December 31, 2007 was $40.4 million, versus $40.5 million for the full year 2006.  At December 31, 2007, the company had $15.4 million in deferred revenue, which will be recognized over future reporting periods.

Research and development expense for proprietary programs was $53.8 million for the full year 2007, compared to $57.1 million for the full year 2006.  Selling, general and administrative expenses for the full year 2007 were $27.1 million, compared to $25.2 million for 2006.

At December 31, 2007, the company had $94.1 million in cash and cash equivalents, restricted cash equivalents and current and non-current investments, compared to $152.0 million at December 31, 2006.  As discussed below, the year end 2007 figure includes temporary and other-than-temporary impairment charges resulting from an independent, third-party estimate of the current value of certain auction-rate securities (ARS) held by the company.

“Over the past year we have made steady progress in both our near-term and long-term strategy to capitalize on our leadership in human genetics.  We have brought to market pioneering DNA-based risk assessment tests for type 2 diabetes, early-onset heart attack, atrial fibrillation/stroke, prostate cancer, and glaucoma, and launched the world’s first personal genome analysis service, deCODEme™.  With these diagnostics and personal genome products on the market, and others to be launched in the months ahead, deCODE is focused on capturing the potential of our competitive advantage in human genetics, at the same time as we seek partnerships to advance our therapeutics programs and to most efficiently allocate spending and spread risk.  We are committed to executing on this strategy and to ensuring we have the cash resources to maximize the creation of value for the company and its shareholders,” said Kari Stefansson, CEO of deCODE.

Fourth quarter 2007 results

Revenue for the quarter ended December 31, 2007 was $13.3 million, compared to $11.5 million for the fourth quarter 2006.  Net loss for the fourth quarter 2007 was $32.4 million, compared to $23.2 million for the same period a year ago. $7.8 million of the fourth quarter net loss figure is due to ARS-related impairment charges.  Research and development expense for proprietary programs decreased to $12.6 million for the fourth quarter 2007 from $14.2 million for the same period in 2006. For the fourth quarter 2007, selling, general and administrative expenses were $7.7 million versus $8.6 million for the fourth quarter 2006.

Key highlights over the past year include:

Product Development

•                  Diagnostics.  Over the past year deCODE has brought to market its first DNA-based reference laboratory diagnostic tests for gauging risk of several major diseases.  These pioneering tests are based upon deCODE’s discoveries of major genetic risk factors for many of the major challenges to public health, and provide a new means for assessing individual risk and optimizing measures to prevent these diseases.  deCODE’s growing list of tests include deCODE T2™, for assessing inherited risk of type 2 diabetes; deCODE AF ™, for assessing risk of atrial fibrillation, a common precursor of stroke; deCODE MI ™, a test for a major genetic risk factor for early-onset heart attack as well as abdominal aortic and intracranial aneurysms; deCODE ProCa™ which detects several significant genetic risk variants for prostate cancer; and we have recently completed work on a test for assessing inherited risk of a major type of glaucoma.

•     deCODEme™.  Bringing together deCODE’s leadership in human genetics and recent advances in genotyping technology, in November 2007 deCODE launched the first personal genome analysis service: deCODEme™.  The service takes advantage of deCODE’s leadership in human genetics and its whole-genome genotyping capabilities.  Through deCODEme™, subscribers can put themselves in the context of the latest discoveries in genetics, learning what their own DNA says about their ancestry, certain physical traits, as well as whether they have genetic variants that have been associated with higher or lower than average risk of a range of common diseases.  This information is continually updated as new discoveries are made, and is presented in the subscriber’s secure individual web page.

•                  Arterial thrombosis: DG041.  DG041 is deCODE’s novel, first-in-class antagonist of the EP3 receptor for prostaglandins E2, being developed as a next-generation oral anti-platelet therapy for preventing arterial thrombosis without increasing bleeding time.  In a Phase II clinical trial and additional clinical pharmacology studies completed in 2007, DG041 was shown to dramatically inhibit platelet aggregation as well as platelet activation mediated specifically through vasodilator-stimulated phosphoprotein (VASP), a biomarker useful for measuring platelet activity.  These effects were concentration-dependent and were seen irrespective of whether patients were receiving concomitant therapy with aspirin.  The company is building upon these successful results with a second clinical pharmacology study of the effects of DG041 when taken with aspirin and Plavix™. deCODE is also working on a once-daily formulation for DG041.

•                  Heart attack: DG051 & DG041.   In 2007 deCODE completed Phase I and phase IIa clinical testing of DG051, the company’s developmental compound for the prevention of heart attack.  DG051, discovered by deCODE chemists, is designed to counter risk of heart attack by reining in the activity of the leukotriene pathway, reducing the production of leukotriene B4 (LTB4). LTB4 is a pro-inflammatory molecule that deCODE’s gene discovery and functional biology work identified as a one of the factors modulating risk of heart attack.  deCODE’s clinical studies to date have showed DG051 to reduce LTB4 production in a dose-dependent manner, even in cardiovascular patients taking concomitant medications.  deCODE has also completed the reformulation of DG031, its other compound targeting the leukotriene pathway for the prevention of heart attack, and is actively seeking a partner with whom to take the next step in development of its leukotriene program.

Target Discovery

•     deCODE has continued to lead the world in the discovery of common genetic variants linked to significantly increased risk of common diseases.  Since the beginning of 2007, deCODE has discovered novel variants conferring risk of type 2 diabetes, prostate cancer, early-onset heart attack, breast cancer, atrial fibrillation and stroke, restless leg syndrome, glaucoma, and two types of aneurysm.  The company has also used its unique capabilities in human genetics to make breakthrough discoveries shedding light on human evolution, fertility, and pigmentation.

Cash position and ARS

•                  At December 31, 2007 the company held investments in ARS with original purchase principal values totalling $38.5 million.  As part of deCODE’s cash management program and in line with its treasury policy, the company had invested in investment-grade ARS.  These securities are private placement securities with long-term nominal maturities, for which the interest rates have historically been reset through active monthly auctions.  Recent uncertainties in the credit markets have prevented us and other investors from liquidating holdings of our remaining ARS in recent auctions because the amount of securities submitted for sale has exceeded the amount of purchase orders.  As liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop, the company has classified as non-current investments totalling $33.5 million of the company’s ARS holdings previously reported as current assets on our December 31, 2007 balance sheet.  Based upon an independent, third-party valuation, the estimated market value of our non-current investments in ARS at December 31, 2007 amounted to $24.8 million.  This is an $8.7 million adjustment to the principal value of $33.5 million, of which we believe $0.9 million is temporary.  Although the ARS held by deCODE are still investment-grade and continue to pay interest according to their stated terms, after an analysis of other-than-temporary impairment factors we have recorded an impairment charge of $7.8 million for the year ended December 31, 2007.  This charge is included in Other Income (Expense) in our Statements of Operations, net principally against payments received as part of the favourable settlement of the intellectual property suit filed by deCODE in 2006.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs and diagnostics for common diseases.  deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease.  deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in personal genome analysis, DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development.  deCODE is delivering on the promise of the new genetics.SM  Visit us on the web at www.decode.com; on our diagnostics website at www.decodediagnostics.com; and, for our pioneering personal genome analysis service, at www.decodeme.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss the past year’s financial results and operating highlights, will be webcast tomorrow, Thursday, March 13, at 8:00am EDT/12 noon GMT.  The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.fulldisclosure.com.  A replay of the call will be available on these websites for at least one week following the call.  A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US.  The access code is 914354.

Condensed Consolidated Statements of Operations

	For the three months ended December 31,		For the full-year ended December 31,
	2007	2006	2007	2006
	in thousands, except per share amounts (unaudited)
Revenue	$13,343	$11,451	$40,403	$40,510
OPERATING EXPENSES
Cost of revenue	14,968	10,994	47,018	42,660
Research and development	12,552	14,206	53,825	57,108
Selling, general and administrative	7,744	8,609	27,139	25,206
Total operating expense	35,264	33,809	127,982	124,974
Operating loss	(21,921)	(22,358)	(87,579)	(84,464)
Interest income	1,386	1,803	6,541	6,685
Interest expense	(4,153)	(2,673)	(15,641)	(7,808)
Other non-operating income and (expense), net	(7,737)	3	1,153	114
Net loss	$(32,425)	$(23,225)	$(95,526)	$(85,473)
Basic and diluted net loss per share:	$(0.53)	$(0.38)	$(1.57)	$(1.49)
Shares used in computing basic and diluted net loss per share	61,085	60,826	61,018	57,465

Condensed Consolidated Balance Sheet Data

	At December 31, 2007	At December 31, 2006
	in thousands (unaudited)
Cash and investments*	$94,058	$152,016
Total assets	156,208	215,609
Total liabilities	301,858	270,988
Total shareholders’ equity	(145,650)	(55,379)

* cash and investments include cash equivalents, restricted cash equivalents  and current and non-current investments

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to our ability to obtain financing and to form collaborative relationships, uncertainty regarding potential future deterioration in the market for auction rate securities which could result in additional permanent impairment charges, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, risks related to preclinical and clinical development of pharmaceutical products, including the identification of compounds and the completion of clinical trials, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.